EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-88721, 333-37076, 333-52172, 333-59034, 333-81682, and 333-108478 of NetIQ Corporation and subsidiaries on Form S-8 of our report dated July 21, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and the revisions to certain expense classifications) appearing in this Annual Report on Form 10-K of NetIQ Corporation for the year ended June 30, 2003.

/s/ Deloitte & Touche LLP

San Jose, California

September 8, 2003